Exhibit 99.1

News Release United Airlines Worldwide Media Relations 872.825.8640 media.relations@united.com

United to Hold Live Webcast of

Second-Quarter 2014 Financial Results

Special Charges Summary for Second-Quarter 2014

CHICAGO, July 17, 2014 – United Airlines will hold a conference call to discuss second-quarter 2014 financial results on Thursday, July 24, at 9:30 a.m. CT/10:30 a.m. ET. A live, listen-only webcast of the conference call will be available at ir.united.com.

The webcast will be available for replay within 24 hours of the conference call and then archived on the website for a limited time.

Second-Quarter Special Charges

The company expects to record special charges of $169 million for the second quarter of 2014. Details are as follows (in millions):

Three Months Ended June 30, 2014
Costs associated with permanently grounding Embraer ERJ 135 aircraft	$66
Severance and benefits	38
Impairment of assets held for disposal	32
Integration-related costs	17
Loss on sale of assets and other special charges, net	16

Total special charges	$169

Costs associated with permanently grounding Embraer ERJ 135 aircraft: The company recorded $66 million for the permanent grounding of 21 of the company’s Embraer ERJ 135 regional aircraft under lease through 2018, which includes an accrual for remaining lease payments and an amount for maintenance return conditions. As a result of the current fuel prices, new Embraer 175 regional jet deliveries and impact of pilot shortages at regional carriers, the company decided to permanently ground these 21 Embraer ERJ 135 aircraft. The company continues to operate nine Embraer ERJ 135 aircraft and will evaluate the possibility of grounding those aircraft when the current capacity purchase contracts end during the fourth quarter of 2014.

Severance and benefit costs: The company recorded $38 million related to reductions of management and front-line employees as part of its cost savings initiatives.

UAL to Hold Live Webcast of Second-Quarter 2014 Results / Page 2

Impairment of assets held for disposal: The company recorded $32 million related primarily to impairment of its flight equipment held for disposal associated with its Boeing 737-300 and 737-500 fleets.

Integration-related costs: Integration-related costs include compensation costs related to systems integration and training.

Loss on sale of assets and other special charges, net: The company incurred losses on sales of aircraft and other assets and other special charges totaling $16 million during the three months ended June 30, 2014.

About United

United Airlines and United Express operate an average of more than 5,200 flights a day to 374 airports across six continents. In 2013, United and United Express carried more passenger traffic than any other airline in the world and operated nearly two million flights carrying 139 million customers. With hubs in Chicago, Denver, Houston, Los Angeles, Newark, San Francisco and Washington, D.C., United operates more than 700 mainline aircraft and, in 2014, will take delivery of 35 new Boeing aircraft, including the 787-9 as the North American launch customer, and will welcome 32 new Embraer 175 aircraft to United Express. The airline is a founding member of Star Alliance, which provides service to 192 countries via 27 member airlines. More than 85,000 United employees reside in every U.S. state and in countries around the world. For more information, visit united.com, follow @United on Twitter or connect on Facebook. The common stock of United’s parent, United Continental Holdings, Inc., is traded on the NYSE under the symbol UAL.

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